Exhibit 99.(d)(19)

NON-DISCRETIONARY SUB-MANAGEMENT AGREEMENT

By and among

Venerable Investment Advisers, LLC

and

Russell Investment Management, LLC

and

Wellington Management Company LLP

NON-DISCRETIONARY SUB-MANAGEMENT AGREEMENT

Dated July 31, 2025, by and among Venerable Investment Advisers, LLC (“VIA”), Russell Investment Management, LLC (“Sub-Adviser”), and Wellington Management Company LLP (“Non-Discretionary Sub-Adviser”).

WHEREAS, VIA acts as the manager of Venerable Variable Insurance Trust (the “Investment Company”) pursuant to the terms of an Investment Management Agreement with the Investment Company. VIA is an “investment adviser” to the Investment Company as defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the “Act”).

WHEREAS, Sub-Adviser acts as a sub-adviser of the Investment Company pursuant to the terms of a Sub-Management and Compliance Services Agreement with the Investment Company and VIA. Sub-Adviser is an “investment adviser” to the Investment Company as defined in Section 2(a)(20) of the Act.

WHEREAS, Investment Company, a Delaware statutory trust, is registered as an open-end management investment company under the Act. The Investment Company is a “series” company that issues shares evidencing beneficial interests in separate investment portfolios, each with different investment objectives and policies. This Agreement relates only the series of the Investment Company listed in Exhibit A (individually, a “Fund” and collectively, the “Funds”).

WHEREAS, VIA has overall responsibility for the management of each Fund and has engaged Sub-Adviser to provide the day-to-day management of the Funds’ portfolios pursuant to investment guidelines provided by VIA.

WHEREAS, VIA desires that portfolio management organizations appointed by VIA, subject to the pre-approval of the Board of Trustees of the Investment Company (the “Board”), create and provide a list of recommended investments and weightings for all or a portion of each Fund’s investment portfolio.

WHEREAS, VIA, Sub-Adviser and the Non-Discretionary Sub-Adviser desire to enter into this Non-Discretionary Sub-Management Agreement (this “Agreement”), pursuant to which the Non-Discretionary Sub-Adviser will serve as a non-discretionary sub-adviser to the Funds, and will create and provide a list of recommended investments and weightings for all or a portion of each Fund’s investment portfolio. The Non-Discretionary Sub-Adviser will be an “investment adviser” to the Funds as defined in Section 2(a)(20) of the Act.

Now, therefore, in consideration of the foregoing and of the mutual covenants contained herein, the parties agree as follows:

1.	Appointment as a Non-Discretionary Sub-Adviser.

(a)	VIA, being duly authorized, hereby appoints and employs the Non-Discretionary Sub-Adviser as a non- discretionary investment adviser to the Funds, on the terms and conditions set forth herein, for those assets of the Funds that VIA determines for Non-Discretionary Sub-Adviser to advise (those assets being referred to for the Funds individually and collectively as the “Advisory Account”) in accordance with the Investment Guidelines (as defined in Section 5) for the Funds provided by VIA. The Non-Discretionary Sub-Adviser acknowledges and agrees that VIA maintains ultimate discretion over the Advisory Account and VIA may determine at any given time that no Fund assets will be advised by Non-Discretionary Sub-Adviser. The Non-Discretionary Sub-Adviser also acknowledges and agrees that VIA has given authority to Sub-Adviser to execute all portfolio trading for the Funds including for the Advisory Account.

(b)	Non-Discretionary Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized in this Agreement or another writing by VIA, Sub-Adviser, or the Investment Company to the Non-Discretionary Sub-Adviser, have no authority to act for or be deemed an agent of VIA, Sub-Adviser, the Investment Company, or the Advisory Account in any way.

2.	Acceptance of Appointment. Non-Discretionary Sub-Adviser accepts the appointment as a non-discretionary investment adviser and agrees to advise the Advisory Account in accordance with the terms and conditions of this Agreement. In performing its obligations under this Agreement, the Non-Discretionary Sub-Adviser may not delegate performance of its investment advisory services to any other person or entity. In performing its obligations under this Agreement, Non-Discretionary Sub-Adviser may utilize the resources of one or more affiliates pursuant to a personnel sharing arrangement, provided that, (i) such arrangement shall be (a) in accordance with applicable law and regulation, including guidance from the Securities and Exchange Commission staff, and (b) as provided for in the Non-Discretionary Sub-Adviser’s Form ADV Part 2, (ii) Non-Discretionary Sub-Adviser shall remain liable to VIA, the Sub-Adviser, the Investment Company and the Funds for the performance of Non-Discretionary Sub-Adviser’s obligations under this Agreement, and for the acts and omissions of personnel of the Participating Affiliates, and (iii) VIA and the Sub-Adviser shall not be responsible for any fees which the Participating Affiliates may charge to the Non-Discretionary Sub-Adviser in connection with such arrangement.

3.	Standard of Performance. In carrying out its functions, powers and duties under this Agreement, the Non-Discretionary Sub-Adviser shall exercise the degree of care, diligence, and skill that a reasonably prudent manager would exercise under the circumstances.

4.	Services of Non-Discretionary Sub-Adviser.

(a)	Non-Discretionary Sub-Adviser is hereby employed to recommend portfolio securities for the Advisory Account by creating a list of recommended investments and weightings for consideration in managing the Advisory Account (the “Model Portfolio”). The Model Portfolio will be sent by the Non-Discretionary Sub-Adviser to VIA and the Sub-Adviser in accordance with procedures supplementally provided to the Non-Discretionary Sub-Adviser from time to time. Non-Discretionary Sub-Adviser is not authorized to place orders for the execution of securities or other transactions for or on behalf of the Advisory Account. Other than Non-Discretionary Sub-Adviser’s responsibilities to make the recommendations contained in the Model Portfolio and to deliver the Model Portfolio, and to provide such other information, reports, records or advice expressly described in this Agreement, Non-Discretionary Sub-Adviser has no authority or responsibility to manage the Advisory Account.

(b)	In providing the Model Portfolio, Non-Discretionary Sub-Adviser shall be subject to and shall comply with:

(i)	The Act, the rules and regulations promulgated thereunder, and any other requirement of state or federal laws, including the rules, regulations and policy statements approved or issued by the Securities and Exchange Commission (the “SEC”) thereunder, and all applicable laws in the jurisdiction where the Non-Discretionary Sub-Adviser is located or in which the Advisory Account invests, as amended from time to time (collectively, “Relevant Law”),

(ii)	The Investment Guidelines of the Advisory Account furnished pursuant to Section 5,

(iii)	This Agreement,

(iv)	The investment restrictions, objectives, strategies and policies set forth in the then current prospectus and statement of additional information of the Funds, as amended from time to time (the “Disclosure Documents”),

(v)	The Funds’ policies and procedures pursuant to Rule 38a-1 under the Act,

(vi)	The supervision and control of the Board, and

(vii)	Such instructions as the Board, VIA, or Sub-Adviser may communicate to Non-Discretionary Sub-Adviser.

Non-Discretionary Sub-Adviser shall immediately notify VIA and Sub-Adviser if it is unable to comply with any of the foregoing.

(c)	Non-Discretionary Sub-Adviser shall be responsible for the Model Portfolio’s compliance with the Investment Guidelines and the Disclosure Documents at each time that the Model Portfolio is delivered to VIA and Sub-Adviser. To the extent the Model Portfolio is not in compliance with the Investment Guidelines and the Disclosure Documents at the time of delivery to VIA and Sub-Adviser, subject to Section 11(a) of this Agreement, Non-Discretionary Sub-Adviser shall reimburse VIA, Sub-Adviser, the Fund(s), or the Advisory Account for any and all losses, costs or damages resulting from such violation; provided that any such reimbursement shall be limited to direct losses, costs and damages, and does not include any amounts VIA, Sub-Adviser and Non-Discretionary Sub-Adviser determine to be speculative or uncertain or that would result in an undue performance gain, or windfall. Non-Discretionary Sub-Adviser makes no assurance or guarantee that any investment objective will be met or that any particular investment result or return will be achieved.

(d)	If for any reason which is beyond the control of the Non-Discretionary Sub-Adviser, including market movements, contributions to or withdrawals from the Advisory Account, or a change in the nature of any investment (whether through change in business activity or credit rating), the Advisory Account ceases to comply with the Investment Guidelines or the Disclosure Documents, VIA and/or Sub-Adviser may request and the Non-Discretionary Sub-Adviser shall promptly provide a Model Portfolio that remedies the non- compliance.

(e)	At VIA’s or the Sub-Adviser’s reasonable request, Non-Discretionary Sub-Adviser will consult with VIA or the Sub-Adviser with respect to any recommendation made by it with respect to the investments of the Advisory Account.

(f)	To the extent another investment adviser to the Fund, on behalf of the Fund, (i) acquires any security in reliance on Rule 10f-3 under the Act; (ii) acquires any security in reliance on Rule 12d3-1 under the Act; or (iii) engages in any transaction in reliance on Rule 17a-10 under the Act (including in connection with a Rule 17e-1 transaction), and the Non-Discretionary Sub-Adviser (or its affiliated person) is causing the need for the acquisition or transaction to rely on such Rule, the Non-Discretionary Sub-Adviser will not consult with the other investment adviser with respect to transactions of the Fund in securities or other assets.

(g)	Understanding that the Fund is valued on a daily basis, Non-Discretionary Sub-Adviser shall provide reasonable assistance to VIA and/or the Fund’s sub-administrator in determining or confirming, consistent with the policies stated in the Fund’s Disclosure Documents, the value of any portfolio securities or other assets in the Advisory Account for which VIA and/or the Fund’s sub-administrator seeks assistance from Non-Discretionary Sub-Adviser or identifies for review by Non-Discretionary Sub-Adviser. Notwithstanding the foregoing, VIA acknowledges that the Non-Discretionary Sub-Adviser is not the official pricing agent with respect to the Fund. This assistance shall include (but is not limited to):

(i)	designating and providing access to one or more employees of Non-Discretionary Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be made available by Non-Discretionary Sub-Adviser for consultation with VIA and/or the Fund’s sub-administrator upon reasonable advance notice;

(ii)	assisting VIA and/or the Fund’s sub-administrator in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities or other assets held in the Advisory Account (to the extent reasonably practicable);

(iii)	reviewing pricing and/or providing recommendations for fair valuations of securities or other assets where a market value is not readily available or has otherwise been deemed by Non-Discretionary Sub-Adviser to be not reliable (e.g., “Level 3” assets within the ASC 820 fair value hierarchy);

(iv)	taking into account the time sensitive nature of the matter, promptly informing VIA and/or the Fund’s sub-administrator of significant developments of which the Non-Discretionary Sub-Adviser becomes aware that in the judgment of the Non-Discretionary Sub-Adviser affect the value of any security or other asset held in the Advisory Account with respect to the aforementioned fair valuation recommendations that have been made by the Non-Discretionary Sub-Adviser; and

(v)	maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder and providing such information to VIA and/or the Fund’s sub-administrator upon request, with such records being deemed Fund records.

(h)	Non-Discretionary Sub-Adviser may use unaffiliated third-party data service providers in effecting compliance with the Investment Guidelines and/or instructions from VIA, and the Non-Discretionary Sub-Adviser shall not be held responsible for any losses resulting from non-compliance with the Investment Guidelines where the Non-Discretionary Sub-Adviser has reasonably relied on information provided by third-party data service providers.

(i)	Non-Discretionary Sub-Adviser may employ third party agents to perform any administrative or ancillary services, including security and cash reconciliation, portfolio pricing, guideline coding, and corporate action processing, required to enable Non-Discretionary Sub-Adviser to perform the services under this Agreement. VIA authorizes the Non-Discretionary Sub-Adviser to provide necessary information about the Fund and the Fund’s investments to such third-party agents to perform such services, subject to the provisions of Section 12 of this Agreement. The Non-Discretionary Sub-Adviser will act in good faith and with reasonable skill and care in the selection, use and monitoring of agents, and neither the Fund, VIA, nor the Sub-Adviser will be responsible for any fees that any agent may charge in connection with such services. The Non-Discretionary Sub-Adviser will remain responsible for the performance of its obligations under this Agreement and its liability will not be affected by the fact that it has employed third party agents to perform any administrative or ancillary services.

(j)	Except as otherwise specified in the Investment Guidelines, Non-Discretionary Sub-Adviser will provide investment services without regard to any tax consequences that may result from any action taken or omitted by Non-Discretionary Sub-Adviser. Neither Non-Discretionary Sub-Adviser nor any of its affiliates provide tax advice in connection with providing investment services, and VIA, the Sub-Adviser and/or the Investment Company is responsible for determining and paying any taxes owed with respect to any investment decisions made by VIA or Sub-Adviser in connection with Non-Discretionary Sub-Adviser’s investment advice.

5.	Investment Objectives, Policies and Restrictions. The Adviser shall provide the Non-Discretionary Sub-Adviser with a statement of the investment objectives and policies of the Advisory Account and any specific investment restrictions applicable thereto, as amended from time to time (the “Investment Guidelines”), the Disclosure Documents, and the applicable Fund policies and procedures. VIA retains the right, on written notice to the Non-Discretionary Sub-Adviser, to modify the Investment Guidelines in any manner at any time and the Non-

Discretionary Sub-Adviser shall comply with the amended Investment Guidelines in accordance with reasonable timelines established for such change.

6.	Responsibilities Regarding Proxy Voting and Legal Proceedings.

(a)	Exercise of Voting Rights. The Non-Discretionary Sub-Adviser will not be required to take any action with respect to the voting of proxies solicited by or with respect to the issuers of securities in the Advisory Account, but will, at the reasonable written request of VIA or the Sub-Adviser, provide VIA or the Sub-Adviser with its recommendations as to such voting in accordance with the Non-Discretionary Sub-Adviser’s Global Proxy Voting Policies and Procedures, as they may be amended from time to time. A copy of these policies and procedures will be provided to VIA and the Sub-Adviser.

(b)	Legal Proceedings. Responsibility to initiate, consider or participate in any bankruptcy, class action or other litigation against or involving any issuer of securities held in or formerly held in the Advisory Account or to advise or take any action with respect to any litigation shall remain with VIA, and the Non-Discretionary Sub-Adviser shall not have any responsibility to, and shall not, initiate, consider or participate in any such matters on behalf of VIA or the Advisory Account. However, the Non-Discretionary Sub-Adviser shall reasonably consult with VIA at VIA’s request in this regard.

7.	Reports and Records.

(a)	The Non-Discretionary Sub-Adviser shall:

(i)	Maintain, keep current and preserve any records that are required to be maintained under the Act and the Investment Advisers Act of 1940, as amended (“Advisers Act”), or any other applicable federal or state law relating to the services it provides hereunder.

(ii)	Provide, upon request, information that is complete and accurate in all material respects, and is within the reasonable control of the Non-Discretionary Sub-Adviser, regarding the Model Portfolio, and as is necessary to assess the Non-Discretionary Sub-Adviser and otherwise to comply with Relevant Law.

(iii)	Keep the Model Portfolio under review and confer with VIA or the Sub-Adviser as VIA or the Sub-Adviser may reasonably request regarding the Model Portfolio.

(iv)	Provide VIA or the Sub-Adviser with such periodic reports concerning the Model Portfolio as VIA or the Sub-Adviser may from time to time reasonably request.

(v)	With the consent of VIA, or as required by law upon notice to VIA, give any information and assistance and make available any records relating to the Model Portfolio reasonably required by the auditors of the Fund, or to the SEC or any other governmental or regulatory authority or as required by law or any court of competent jurisdiction.

(vi)	Promptly provide to VIA any other information required by Investment Company to fulfill Investment Company’s obligations under its Declaration of Trust or any Relevant Law and complete returns to regulatory authorities, including taxation authorities, and, if requested by VIA, promptly provide the information required by VIA and/or Investment Company to fulfill its obligations.

(vii)	Provide access to, and a copy of, the accounts and other records relating to the Model Portfolio whenever reasonably requested by VIA or the Sub-Adviser to any person duly authorized by VIA or the Sub-Adviser.

(viii)	Within ten (10) business days of each calendar quarter end, the Non-Discretionary Sub-Adviser’s compliance officer shall complete and deliver a compliance questionnaire to VIA and/or the Sub-Adviser (and the Sub-Adviser shall provide any such questionnaire to VIA), certifying that no material breaches of any applicable policy or procedures have occurred in relation to the Model Portfolio.

(b)	The Sub-Adviser shall maintain on behalf of the Investment Company the records listed in Exhibit B hereto (as amended from time to time).

8.	Fees for Services. The compensation of the Non-Discretionary Sub-Adviser for its services under this Agreement shall be paid by VIA, acting as manager for Investment Company, in accordance with Exhibit C (which may include multiple exhibits covering different fee schedules for different Funds, as agreed between the parties from time to time). The Non-Discretionary Sub-Adviser agrees to look solely to VIA for payment of amounts payable to the Non-Discretionary Sub-Adviser hereunder. The Non-Discretionary Sub-Adviser shall disclose to VIA any monetary benefit, fee or commission received by it or any affiliate in relation to the provision of the Model Portfolio.

9.	Other Investment Activities of the Non-Discretionary Sub-Adviser. VIA and the Sub-Adviser acknowledge that the Non-Discretionary Sub-Adviser, or one or more of its affiliates, may have investment responsibilities or render investment advice to, or perform other investment advisory services for, other individuals or entities (“Other Accounts”). Subject to the provisions of Section 3 hereof, VIA and the Sub-Adviser agree that the Non-Discretionary Sub-Adviser or its affiliates may give advice or exercise investment responsibility and take such other action with respect to Other Accounts that may differ from advice given in the form of or with respect to the Model Portfolio, provided that the Non-Discretionary Sub-Adviser acts in good faith, and provided, further, that it is the Non-Discretionary Sub-Adviser’s policy to recommend, within its reasonable discretion, investment opportunities for the Advisory Account over a period of time on a fair and equitable basis relative to the Other Accounts, to which Non-Discretionary Sub-Adviser provides similar non-discretionary investment advisory services, taking into account the investment objectives and policies of the Advisory Account and any specific investment restrictions applicable thereto. VIA and the Sub-Adviser acknowledge that one or more of the Other Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Advisory Account may have an interest from time to time, whether in transactions that may involve the Advisory Account or otherwise. The Non-Discretionary Sub-Adviser shall have no obligation to recommend for the Advisory Account a position in any investment which any Other Account may acquire, and VIA and the Sub-Adviser shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Advisory Account or otherwise.

10.	Certificate of Authority. From time to time, each party shall provide to the other and/or to a third party as directed by the other party a certified list of officers and employees who are authorized to act on its behalf (the “Authorized Persons”). Each party may rely on any instruction that it reasonably believes to have been given by an Authorized Person. Exhibit D sets forth those persons who are authorized to: (a) execute this Agreement and any amendments to the Agreement; and (b) amend the Investment Guidelines. Each party may amend its list of Authorized Persons upon written notice to the other party.

11.	Limitation of Liability; Indemnification.

(a)	In the absence of willful misfeasance, bad faith, negligence, or reckless disregard of obligations or duties hereunder on the part of the Non-Discretionary Sub-Adviser, neither the Non-Discretionary Sub-Adviser nor any of its directors, officers, or employees shall be subject to liability to VIA, the Sub-Adviser, the Investment Company, or any shareholder of the Investment Company for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security or other instrument by the Fund. Notwithstanding the foregoing, federal and state securities laws (and ERISA, if applicable) impose liability under certain circumstances on persons who act in good faith, and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights that Investment Company, VIA and/or the Sub-Adviser may have under federal or state securities laws of the United States of America or under any other applicable law (including ERISA, if applicable).

(b)	Notwithstanding Section 11(a), to the extent that VIA or the Sub-Adviser is found by a court of competent jurisdiction, the SEC or any other regulatory agency to be liable to the Investment Company or any shareholder of the Investment Company (a “liability”) for any acts undertaken by the Non-Discretionary Sub-Adviser pursuant to this Agreement, the Non-Discretionary Sub-Adviser shall indemnify VIA, the Sub-Adviser and each of their respective affiliates, officers, directors and employees (each a “VIA or Sub-Adviser Indemnified Party”) from, against, for and in respect of all losses, damages, costs and expenses incurred by the VIA or Sub-Adviser Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such VIA or Sub-Adviser Indemnified Party, in connection with such liability.

(c)	To the extent that the Non-Discretionary Sub-Adviser is found by a court of competent jurisdiction, the SEC or any other regulatory agency to be liable to the Investment Company or any shareholder of the Investment Company (a “liability”) for any acts undertaken by the Sub-Adviser, the Sub-Adviser shall indemnify the Non-Discretionary Sub-Adviser and each of its affiliates, officers, directors and employees (each a “Non-Discretionary Sub-Adviser Indemnified Party”) from, against, for and in respect of all losses, damages, costs and expenses incurred by a Non-Discretionary Sub-Adviser Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Non-Discretionary Sub-Adviser Indemnified Party, in connection with such liability.

(d)	To the extent that the Non-Discretionary Sub-Adviser is found by a court of competent jurisdiction, the SEC or any other regulatory agency to be liable to the Investment Company or any shareholder of the Investment Company (a “liability”) for any acts undertaken by VIA, VIA shall indemnify each Non-Discretionary Sub-Adviser Indemnified Party from, against, for and in respect of all losses, damages, costs and expenses incurred by a Non-Discretionary Sub-Adviser Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Non-Discretionary Sub-Adviser Indemnified Party, in connection with such liability.

(e)	No party hereto shall bear any liability to the other parties for any loss of profits (whether direct or indirect), or for any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such claim may be brought.

12.	Confidentiality. Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”). The Non-Discretionary Sub-Adviser understands that the holdings, performance or any other information regarding the Advisory Account is the property of the Fund and may be used by the Fund or by VIA or the Sub-Adviser as the Fund’s agent in their discretion, including with respect to VIA’s or the Sub-Adviser’s investment advisory services to the Fund. VIA and the Sub-Adviser agree to treat the Model Portfolio delivered by the Non-Discretionary Sub-Adviser as Confidential Information and agree not to disclose or redistribute the Model Portfolio, or to otherwise use the investment recommendations of the Non-Discretionary Sub-Adviser, without the Non-Discretionary Sub-Adviser’s prior written consent to such disclosure, redistribution, or use. The Non-Discretionary Sub-Adviser understands and agrees that, subject to VIA’s and the Sub-Adviser’s fiduciary duties, the confidentiality obligations contained in this Section 12 will in no way limit or restrict VIA’s, the Sub-Adviser’s or the Fund’s ability to distribute or disclose the holdings of the Advisory Account or any purchases, sales or other transactions with respect to the Advisory Account as may be required or permitted by law or regulation.

Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, but in any event using a reasonable standard of care, to keep confidential the Confidential Information. No party shall disclose Confidential Information except: (a) to its employees, consultants, agents, service providers, legal advisors or auditors having a need to know such Confidential Information, provided that any such persons are made aware of the Confidential Information’s proprietary nature and shall likewise treat it as confidential; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with at least 15 days prior written notice (or, if 15 days prior written notice is not possible given the terms of the order, with prompt verbal notice followed by next day written notice), shall seek, or permit the disclosing party to seek, a protective order or equivalent to the extent one does not already apply, and shall comply with the terms of any such protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible; provided further that with respect to (b) and (c), the receiving party shall only disclose such Confidential Information as is minimally required to respond to the order or inquiry, based upon the advice of counsel.

No party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed to the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Agreement.

Notwithstanding anything herein to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

13.	Assignment/Change in Ownership. This Agreement shall terminate automatically in the event that it is assigned by any party.

The Non-Discretionary Sub-Adviser shall notify VIA and the Sub-Adviser in writing of any proposed change in ownership of the Non-Discretionary Sub-Adviser and whether that change in ownership may be considered to be a change of control (as defined in Section 2(a)(9) of the Act) of the Non-Discretionary Sub-Adviser, and any such notice shall include a determination of whether or not an assignment as defined in Section 2(a)(4) of the Act will result. If the Non-Discretionary Sub-Adviser determines that a proposed ownership change described above does not constitute a change of control as defined in Section 2(a)(9) of the Act, the Non-Discretionary Sub-Adviser shall provide VIA and the Sub-Adviser, at the Non-Discretionary Sub-Adviser’s expense, an independent legal opinion stating that no change of control as defined in Section 2(a)(9) will occur as a result of the ownership change (the “Legal Opinion”). If the Non-Discretionary Sub-Adviser would not otherwise obtain a Legal Opinion, VIA or the Sub-Adviser may, in its sole discretion, determine that the Non-Discretionary Sub-Adviser may provide an independent legal memorandum in lieu of the Legal Opinion.

The written notice required by the preceding paragraph shall be provided at least 90 days in advance of the ownership change to enable VIA and the Sub-Adviser to review the Legal Opinion or legal memorandum and, if required, take the steps necessary to consider a new Agreement with the Non-Discretionary Sub-Adviser, including seeking the approval of the Board as required pursuant to the Act, and create, file and deliver a supplement to its Disclosure Documents. The Non-Discretionary Sub-Adviser agrees to: (a) bear the reasonable expenses of supplementing the Disclosure Documents and any marketing or other materials and of notifying Fund(s) shareholders and regulators of any such assignment by the Non-Discretionary Sub-Adviser or change in control of the Non-Discretionary Sub-Adviser as VIA or the Sub-Adviser reasonably deems necessary; (b) bear the reasonable expenses, including meeting fees and travel costs, of a special meeting of the Board if a special meeting of the Board is required to be called as a result of the Non-Discretionary Sub-Adviser not providing sufficient notice for the consideration by the Board of a new Agreement at a regularly scheduled meeting; (c) bear the reasonable expenses of a proxy solicitation and special shareholder meeting to approve a new Agreement, if required; and (d) bear the reasonable legal expenses associated with the foregoing, including expenses of Fund counsel and counsel to the independent trustees of the Board.

14.	Representations, Warranties and Agreements of VIA. VIA represents, warrants and agrees that:

(a)	The Non-Discretionary Sub-Adviser has been duly appointed by the Investment Company Board to provide investment services to the Advisory Account as contemplated hereby.

(b)	The organization of the Investment Company complies with the requirements imposed upon the Investment Company by Relevant Law.

(c)	It has policies and procedures reasonably designed to detect, prevent, and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will promptly notify Non-Discretionary Sub-Adviser of any cybersecurity breach which may affect the Non-Discretionary Sub-Adviser.

(d)	It has received Part 2 of the Non-Discretionary Sub-Adviser’s Form ADV, if any, on or before its execution of this Agreement, sent electronically by the Non-Discretionary Sub-Adviser. VIA consents to the electronic delivery of any updates to Part 2 of the Non-Discretionary Sub-Adviser’s Form ADV and represents that it has the means to, and will access, such disclosures in electronic format. VIA may revoke this consent upon written notice to the Non-Discretionary Sub-Adviser.

(e)	It will deliver to the Non-Discretionary Sub-Adviser a true and complete copy of the Fund’s current Disclosure Documents and applicable policies and procedures as effective from time to time, such other documents or instruments governing the investments of the Advisory Account, and such other information as is necessary for the Non-Discretionary Sub-Adviser to carry out its obligations under this Agreement.

15.	Representations, Warranties and Agreements of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees that:

(a)	It has policies and procedures reasonably designed to detect, prevent, and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will promptly notify Non-Discretionary Sub-Adviser of any cybersecurity breach which may affect Non-Discretionary Sub-Adviser.

(b)	It has received Part 2 of the Non-Discretionary Sub-Adviser’s Form ADV, if any, on or before its execution of this Agreement, sent electronically by the Non-Discretionary Sub-Adviser. Sub-Adviser consents to the electronic delivery of any updates to Part 2 of the Non-Discretionary Sub-Adviser’s Form ADV and represents that it has the means to, and will access, such disclosures in electronic format. Sub-Adviser may revoke this consent upon written notice to the Non-Discretionary Sub-Adviser.

16.	Representations, Warranties and Agreements of the Non-Discretionary Sub-Adviser. The Non-Discretionary Sub-Adviser represents, warrants and agrees that:

(a)	It is registered as an “investment adviser” under the Advisers Act.

(b)	It has adopted, maintains and enforces a written code of ethics complying with the requirements of Rule 17j-1 under the Act, will provide to the Investment Company a copy of the code of ethics, and such reports as requested by the Investment Company with respect to the code of ethics, including but not limited to: (i) certifying on a quarterly basis that it and its “Advisory Persons” (as defined in Rule 17j-1) have complied with the requirements under Rule 17j-1 during the previous quarter, or if not, explain what the Non-Discretionary Sub-Adviser has done to seek to ensure such compliance in the future; and (ii) furnishing on a quarterly basis a certificate in a form reasonably agreed between the Investment Company CCO and the Non-Discretionary Sub-Adviser, which will address the requirements of Rule 17j-1 and Rule 38a-1 under the Act, concerning the Non-Discretionary Sub-Adviser’s code of ethics and compliance program. The Non-Discretionary Sub-Adviser shall notify the Investment Company CCO and the VIA Chief Compliance Officer promptly of any material violation of the Non-Discretionary Sub-Adviser’s code of ethics involving a Fund. Upon reasonable request of the Board or the Investment Company CCO on behalf of the Funds, or VIA, with respect to violations of the Non-Discretionary Sub-Adviser’s code of ethics involving a Fund, the Non-Discretionary Sub-Adviser will permit representatives of the Investment Company, including the Investment Company CCO, and VIA to examine reports (or summaries of the reports) required to be made by Rule 17j-1 relating to enforcement of the Non-Discretionary Sub-Adviser’s code of ethics. The Non-Discretionary Sub-Adviser will provide such additional information regarding violations of its code of ethics as the Board or the Investment Company CCO on behalf of the Funds, or VIA may reasonably request in order to assess the functioning of the Non-Discretionary Sub-Adviser’s code of ethics or any harm caused to a Fund from a violation of the Non-Discretionary Sub-Adviser’s code of ethics. Further, the Non-Discretionary Sub-Adviser represents and warrants that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Non-Discretionary Sub-Adviser and its employees.

(c)	In accordance with Rule 206(4)-7 under the Advisers Act, it has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Non-Discretionary Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act. To the extent that the Non-Discretionary Sub-Adviser’s activities or services could reasonably be expected to materially affect the Advisory Account, the Non-Discretionary Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1) by the Advisory Account. The Non-Discretionary Sub-Adviser will promptly notify the Investment Company CCO and the VIA Chief Compliance Officer upon detection of any material violations of the Non-Discretionary Sub-Adviser’s compliance policies and procedures that relate to its activities or duties hereunder.

(d)	If the Non-Discretionary Sub-Adviser is a partnership, it will notify VIA of any changes in the membership of its partnership within a reasonable time after such change.

(e)	It is not currently the subject of, and has not been the subject of during the last three (3) years, any enforcement action by a regulator.

(f)	It maintains insurance coverage in an appropriate amount and shall upon request provide to VIA any information it may reasonably require concerning the amount of or scope of such insurance.

(g)	It has policies and procedures reasonably designed to detect, prevent, and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will promptly notify VIA or the Sub-Adviser, as applicable, of any cybersecurity breach which may affect, VIA, the Sub-Adviser, the Investment Company, or the Non-Discretionary Sub-Adviser's duties under this Agreement.

(h)	It has a reasonably prudent disaster recovery plan, business continuity plan or similar plan and, in the case of a force majeure event, will use commercially reasonable endeavors to mitigate the effect of any such event, carry out its obligations under this Agreement and resume the performance of its obligations as soon as reasonably possible.

(i)	The delivery of the Model Portfolio will not violate the portfolio holdings disclosure policy of any of the Non-Discretionary Sub-Adviser’s other advisory clients, including any other registered investment company.

17.	Marketing Materials and Use of Name.

(a)	VIA and the Investment Company may use the Non-Discretionary Sub-Adviser’s or its affiliates’ name, logo, trademarks, service marks, and/or tradenames (“Non-Discretionary Sub-Adviser Property”) only: (1) to identify the Non-Discretionary Sub-Adviser as a non-discretionary sub-adviser to the Investment Company, as required by law or governmental regulations; (2) in marketing materials for the Investment Company, provided that such use is limited to: (a) identifying the Non-Discretionary Sub-Adviser and the services performed for the Investment Company by the Non-Discretionary Sub-Adviser; and (b) providing biographical information about the Non-Discretionary Sub-Adviser that is accurately derived from information provided by or made public by the Non-Discretionary Sub-Adviser or its affiliates. Any other use of the Non-Discretionary Sub-Adviser Property must be expressly pre-approved in writing by the Non-Discretionary Sub-Adviser. Any change in any approved use of Non-Discretionary Sub-Adviser Property requires prior approval in writing by the Non-Discretionary Sub-Adviser. The Non-Discretionary Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of VIA, the Sub-Adviser, the Investment Company, the Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Investment Company, VIA and/or the Sub-Adviser, as applicable. Notwithstanding the foregoing, VIA and the Investment Company consent to the Non-Discretionary Sub-Adviser’s use of Investment Company’s name in its representative client list that is distributed to potential clients so long as this Agreement is in effect.

(b)	It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

18.	Amendment. This Agreement may be amended at any time, but only by written agreement between each of VIA and the Sub-Adviser and the Non-Discretionary Sub-Adviser, which amendment, other than amendments to Exhibit B, D, and E, must be approved by the Board in the manner required under the Act. The Investment Guidelines may be amended by specific written instruction from an Authorized Person of VIA to the Non-Discretionary Sub-Adviser.

19.	Effective Date; Term. This Agreement shall become effective on the date first written above and shall continue in effect for a two year period unless terminated pursuant to Section 20 below. Thereafter, the Agreement shall continue in effect for successive annual periods only so long as its continuance has been specifically approved at least annually by the Board in the manner required under the Act.

20.	Termination.

(a)	This Agreement may be terminated with respect to a Fund without the payment of any penalty:

(i)	At any time by VIA or the Investment Company upon written notice to the other parties to this Agreement;

(ii)	By the Sub-Adviser upon ninety (90) days written notice to VIA and the Non-Discretionary Sub-Adviser;

(iii)	By the Non-Discretionary Sub-Adviser upon ninety (90) days written notice to VIA and the Sub-Adviser; and

(iv)	Immediately upon termination of the Management Agreement between VIA and the Investment Company with respect to the Fund.

(b)	Termination of this Agreement does not affect any:

(i)	Claims by the Non-Discretionary Sub-Adviser in respect of accrued management fees and expenses incurred in respect of the period prior to termination; or

(ii)	Other claims which either party may have against the other.

(c)	Promptly after any written notice of any termination of this Agreement, the Non-Discretionary Sub-Adviser shall:

(i)	Notify VIA of any fees, charges and expenses due the Non-Discretionary Sub-Adviser through the termination date; and

(ii)	Deliver to VIA copies of all records which may be reasonably required by VIA in respect of the Advisory Account.

(d)	As stated in Section 13 above, this Agreement will terminate automatically upon assignment by any party.

21.	Applicable Law. To the extent that state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed, and enforced according to the laws of the State of Delaware excluding the laws relating to conflicts of laws.

22.	No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

23.	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to its subject matter. It supersedes all earlier conduct by the parties or prior agreement between the parties with respect to its subject matter.

24.	Severance. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

25.	Third-Party Beneficiaries. The only parties to this Agreement are VIA, the Sub-Adviser and the Non-Discretionary Sub-Adviser, and VIA, the Sub-Adviser and the Investment Company are the only beneficiaries of the Non-Discretionary Sub-Adviser’s services hereunder. The parties do not intend for this Agreement to benefit any other person including, without limitation, a record owner or beneficial owner of the shares of the Investment Company.

26.	Counterparts. This Agreement may be executed in any number of counterparts. All counterparts taken together will be deemed to constitute one document.

27.	Notices.

(a)	The Non-Discretionary Sub-Adviser shall:

(i)	Notify VIA and the Sub-Adviser, as applicable, promptly of any instruction given to it pursuant to the terms of this Agreement (including the Investment Guidelines) or of any Relevant Law that has not been complied with;

(ii)	Notify VIA and the Sub-Adviser immediately of any event having a significant adverse effect on the financial position of the Model Portfolio, with such particulars as VIA or the Sub-Adviser may reasonably require; and

(iii)	Notify VIA and the Sub-Adviser immediately if the Non-Discretionary Sub-Adviser is, or if the Non-Discretionary Sub-Adviser is of the opinion that it may soon be, in breach of any of the representations, warranties or agreements set out in this Agreement.

(b)	Any notice given under this Agreement shall be in writing and shall be sent to the address or email address as set out in Exhibit E or to any other address or email address that either party may specify in writing to the other. A notice shall be deemed to have been delivered:

(i)	In the case of delivery in person or by post or by reputable courier service, when delivered, received or left at the party's address; and

(ii)	In the case of delivery by email, when sent.

If delivery or receipt occurs on a day that is not a business day or is later than 4:00 p.m. (local time), it shall be taken to have been duly given at the commencement of the next business day.

28.	Limitation of Liability. The Non-Discretionary Sub-Adviser, VIA and the Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agree that obligations assumed by the Investment Company pursuant to this Agreement shall be limited in all cases to the Investment Company and its assets, and if the liability relates to one or more Fund(s), the obligations hereunder shall be limited to the respective assets of the Fund(s). The Non-Discretionary Sub-Adviser, VIA and the Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of a Fund, nor from the Trustees or any individual Trustee of the Investment Company. The execution and delivery of this Agreement by officers of VIA and the Sub-Adviser, acting as such, shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally.

29.	Electronic Signatures. The parties agree that this Agreement and any documents related hereto may be electronically signed. The parties agree that any electronic signatures appearing on this Agreement and any related documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

30.	Force Majeure. No party to this Agreement will be liable for any failure or delay in performing any of its obligations under or pursuant to this Agreement, and any such failure or delay in performing its obligations will not constitute a breach of the Agreement, if such failure or delay is due to any cause whatsoever outside its reasonable control. Any such non-performing party will be entitled to a reasonable extension of the time for performing such obligations. Events outside a party’s reasonable control include any event or circumstance that the party is unable to avoid using reasonable skill or care.

The parties have caused this Agreement to be executed as of the day and year first written above.

Wellington Management Company LLP		Venerable Investment Advisers, LLC

BY:	/s/ Desmond Havlicek	BY:	/s/ Michal Levy

NAME:	Desmond Havlicek	NAME:	Michal Levy

TITLE:	Senior Managing Director	TITLE:	Head of Venerable Investment Advisers, LLC

Russell Investment Management, LLC

BY:	/s/ Jon Eggins

NAME:	Jon Eggins

TITLE:	Managing Director, Head of Portfolio Management

EXHIBITS:	A.	Funds Subject to the Agreement
	B.	Records to be Maintained by the Sub-Adviser
	C.	Fees for Sub-Advisory Services
	D.	Authorized Persons
	E.	Notice Information

EXHIBIT A

FUNDS SUBJECT TO NON-DISCRETIONARY SUB- MANAGEMENT AGREEMENT

Venerable World Equity Fund

EXHIBIT B

RECORDS TO BE MAINTAINED BY THE SUB-ADVISER

*1.	A record of each brokerage order, and all other portfolio purchases and sales, given by the Sub-Adviser or on behalf of the Investment Company for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A.	The name of the broker,
B.	The terms and conditions of the order, and of any modification or cancellation thereof,
C.	The time of entry or cancellation,
D.	The price at which executed,
E.	The time of receipt of report of execution, and
F.	The name of the person who placed the order on behalf of the Investment Company (Rule 31a-1(b)(5) and (6) of the Act).

*2.	A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to brokers or dealers, and the division of brokerage commissions or other compensation on such purchase and sale orders. The record:

A.	Shall include the consideration given to:

(i)	The sale of shares of the Investment Company.
(ii)	The supplying of services or benefits by brokers or dealers to:

(a)	The Investment Company,
(b)	The Investment Management Company,
(c)	Yourself (i.e., the Sub-Adviser), and
(d)	Any person other than the foregoing.

(iii)	Any other considerations other than the technical qualifications of the brokers and dealers as such.

B.	Shall show the nature of the services or benefits made available.

C.	Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

D.	The identities of the persons responsible for making the determination of such allocation and such division of brokerage commissions or other compensation (Rule 31a-1(b)(9) of the Act).

*3.	A record in the form of an appropriate memorandum identifying the person or persons, committees, or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record any memorandum, recommendation, or instruction supporting or authorizing the purchase or sale of portfolio securities (Rule 31a-1(b)(10) of the Act) and such other information as is appropriate to support the authorization.**

4.	Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Advisers Act, to the extent such records are necessary or appropriate to record the Sub-Adviser’s transactions on behalf of the Investment Company (Rule 31a-1(f) of the Act).

*	Maintained as property of the Investment Company pursuant to Rule 31a-3(a) of the Act.
**	Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold), and any internal reports or portfolio manager reviews.

EXHIBIT C

FEES FOR SUB-ADVISORY SERVICES

For the Non-Discretionary Sub-Adviser’s provision of the Model Portfolio under this Agreement, VIA, acting as manager for the Investment Company, shall pay the Non-Discretionary Sub-Adviser a fee calculated and paid quarterly in arrears. Fees for partial periods shall be prorated for the portion of the period for which services were rendered. The effective fee rate shall be determined based upon Average Total Net Assets (as defined below) and the fee rates specified in the table below. Fees for individual Advisory Accounts (as defined in Section 1(a) of the Agreement) shall be determined by multiplying the Average Account Net Assets (as defined below) by the effective fee rate.

[    ] b.p. on the first U.S. $[    ]
[    ] b.p. on the next U.S. $[    ]
[    ] b.p. on the next U.S. $[    ]
[    ] b.p. on the next U.S. $[    ]

[    ] b.p. on assets over U.S. $[    ]
(expressed as annualized rates)
(Aggregated across Russell Investments Group of Companies)

For purposes of this Exhibit:

“Average Account Net Assets” for an individual Advisory Account for any quarter shall mean the average of the Advisory Account’s assets on the last business day of each month ended in the calendar quarter and the last business day of the month ended immediately prior to the calendar quarter.

“Average Total Net Assets” for any quarter shall mean the sum of the Average Account Net Assets for each Advisory Account and the average for the same quarter of all other accounts (calculated in the same manner as Average Account Net Assets) advised by the Non-Discretionary Sub-Adviser for the Russell Investments Group of Companies which use Non-Discretionary Sub-Adviser’s International Growth, Global Growth Equity, Global Dividend Growth, International Contrarian Value ex-Small Cap and Global Quality Value strategies (“other accounts”).

In order for the Non-Discretionary Sub-Adviser to determine Average Account Net Assets, on a monthly basis, within 10 business days of the prior month-end, the Sub-Adviser will provide the Non-Discretionary Sub-Adviser each Advisory Account value as of the last business day of the prior month.

If the Non-Discretionary Sub-Adviser advises such other accounts, as defined above, and the fee is based on the aggregate total value of those accounts, the Non-Discretionary Sub-Adviser must include the value of each such other account on any investment management invoice.

“Russell Investments Group of Companies” shall mean the Sub-Adviser and any affiliated company which is a direct or indirect subsidiary of Russell Investments Group, Ltd.

Invoices will be calculated and submitted by the Non-Discretionary Sub-Adviser to the Sub-Adviser in USD. The Sub-Adviser will then provide an invoice to VIA indicating the fees to be paid by VIA to the Non-Discretionary Sub-Adviser for services rendered under this Agreement.

Wellington Management Company LLP
Non-Discretionary Sub-Management Agreement

Effective Date: September 1, 2025

Invoice Instructions

Send fee invoices to:

russellinvestments_invoicecapture@concursolutions.com

Billing related inquiries may be addressed to GlobalMoneyManagerFeeTeam@russellinvestments.com

EXHIBIT D
AUTHORIZED PERSONS

Authorized Persons of VIA:

(a)	Execution and Termination of Non-Discretionary Sub-Management Agreement and Amendments:

Timothy W. Brown, EVP, President

Michal Levy, SVP, Head of VIA

(b)	Amending Investment Guidelines

Michal Levy, SVP, Head of VIA

Anthony DiOstilio, Senior Portfolio Manager

Matthew Rizzo, Senior Portfolio Manager

Authorized Persons of the Sub-Adviser:

(a)	Execution and Termination of Non-Discretionary Sub-Management Agreement and Amendments:

Jon Eggins, Managing Director, Head of Portfolio Management

Josh Houchin, Head of Portfolio Implementation, North America

(b)	Amending Investment Guidelines (in consultation with and subject to the ultimate approval of VIA):

Jon Eggins, Managing Director, Head of Portfolio Management

Josh Houchin, Head of Portfolio Implementation, North America

Justin Minaker, Associate Director, Investment Operations

Christina Martin, Associate Director, Product Operations

Authorized Persons of the Non-Discretionary Sub-Adviser:

(a)	Execution of Non-Discretionary Sub-Management Agreement and Amendments and Acknowledgement of Termination:

•	Robert Ball
•	Scott Geary
•	Desmond Havlicek
•	Gregory Konzal
•	Scott Lopez
•	Michael Miller
•	Charles Mulhern
•	Erin Murphy
•	Fatima Penrose
•	Mary (Molly) Shannon
•	Justin Stephan
•	Jared Synnestvedt

(b)	Acknowledgement of Receipt of Amended Investment Guidelines:

Attention:	Chelsea Sullivan, Relationship Manager

Address:	280 Congress Street, Boston, MA, 02210

Email:	CLSullivan@wellington.com

EXHIBIT E

NOTICE INFORMATION

1.	VIA

Attention:	VIA General Counsel

Address:	1475 Dunwoody Drive Suite 200
West Chester, PA 19380

Email:	VIAlegal@venerable.com

2.	Sub-Adviser

Attention:	General Counsel

Address:	1301 2nd Ave., 18th Floor
Seattle, WA 98101

Email:	legalnotices@russellinvestments.com

3.	Non-Discretionary Sub-Adviser

Attention:	Chelsea Sullivan, Relationship Manager

Address:	280 Congress Street, Boston, MA 02210

Email:	CLSullivan@wellington.com